Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement No. 333-105-794 on Form S-8 of our report dated April 10, 2008 relating to the financial statements of Sterling Chemicals, Inc. and subsidiaries (which report expresses an unqualified opinion and includes explanatory paragraphs relating to 1) a change in the method of accounting for defined benefit pension and other postretirement plans as of December 31, 2006, and 2) the restatement of the consolidated financial statements as described in Note 16 to the financial statements), appearing in this Annual Report on Form 10-K of Sterling Chemicals, Inc. and subsidiaries for the year ended December 31, 2007.
/s/ DELOITTE & TOUCHE LLP
Houston, Texas
April 10, 2008